CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Contingent Income Auto- Callable Securities due 2022	$2,000,000	$232.40

PROSPECTUS Dated November 19, 2014	Pricing Supplement No. 260 to
PROSPECTUS SUPPLEMENT Dated November 19, 2014	Registration Statement No. 333-200365
Dated April 30, 2015
Rule 424(b)(2)
$2,000,000
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Contingent Income Auto-Callable Securities due May 5, 2022, With 6-month Initial Non-Call Period
Based on the Worst Performing of the S&P GSCI™ Crude Oil Index - Excess Return, the S&P GSCI™ Grains Index - Excess Return and the Bloomberg Softs Subindex
Principal at Risk Securities
Unlike ordinary debt securities, the Contingent Income Auto-Callable Securities due May 5, 2022, With 6-month Initial Non-Call Period, Based on the Worst Performing of the S&P GSCI™ Crude Oil Index - Excess Return, the S&P GSCI™ Grains Index - Excess Return and the Bloomberg Softs Subindex, which we refer to as the securities, do not provide for the regular payment of interest or the return of any principal at maturity.  Instead, the securities will pay a contingent quarterly coupon but only if the index closing value of each of the S&P GSCI™ Crude Oil Index - Excess Return, the S&P GSCI™ Grains Index - Excess Return and the Bloomberg Softs Subindex, which we refer to as the underlying commodity indices, is at or above its respective downside threshold level of 80% of its respective initial index value on the related determination date.  If the index closing value of any underlying commodity index is less than its downside threshold level on any determination date, we will pay no interest for the related quarterly period.  In addition, the securities will be automatically redeemed if the index closing value of each underlying commodity index is greater than or equal to its respective redemption threshold level of 95% of its respective initial index value on any quarterly determination date from and including October 30, 2015 to but excluding the final determination date, for the early redemption payment equal to the sum of the stated principal amount plus the related contingent quarterly coupon.  At maturity, if the securities have not previously been redeemed and the final index value of each underlying commodity index is greater than or equal to its respective downside threshold level, the payment at maturity will be the stated principal amount plus the contingent quarterly coupon with respect to the final determination date.  If, however, the final index value of any underlying commodity index is less than its downside threshold level, investors will be fully exposed to the decline in the worst performing underlying commodity index on a 1 to 1 basis and will receive a payment at maturity that is less than 80% of the stated principal amount of the securities and could be zero.  Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment in the securities and also the risk of not receiving any contingent quarterly coupons throughout the 7-year term of the securities.  Because all payments on the securities are based on the worst performing of the underlying commodity indices, a decline beyond its respective downside threshold level of any underlying commodity index will result in few or no contingent coupon payments or a significant loss of your investment, even if one or more of the other underlying commodity indices have appreciated or have not declined as much.  These long-dated securities are for investors who are willing to risk their principal and seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving few or no contingent quarterly coupons over the entire 7-year term.  Investors will not participate in any appreciation of any underlying commodity index.  The securities are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.
All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
•	The stated principal amount and original issue price of each security is $1,000.
•
If, on any determination date, the index closing value of each underlying commodity index is greater than or equal to 80% of its respective initial index value, which we refer to as its downside threshold level, we will pay a contingent quarterly coupon at an annual rate of 17.50% (corresponding to approximately $43.75 per quarter per security) on the related contingent payment date.

•
If, on any determination date, the index closing value of any underlying commodity index is less than its respective downside threshold level, no contingent quarterly coupon will be paid with respect to that determination date.  It is possible that one or more underlying commodity indices will remain below their respective downside threshold levels for extended periods of time or even throughout the entire term of the securities so that you will receive few or no contingent quarterly coupons during that period.

º
The determination dates are July 30, 2015, October 30, 2015, February 1, 2016, May 2, 2016, August 1, 2016, October 31, 2016, January 30, 2017 and May 1, 2017, July 31, 2017, October 30, 2017, January 30, 2018, April 30, 2018, July 30, 2018, October 30, 2018, January 30, 2019, April 30, 2019, July 30, 2019, October 30, 2019, January 30, 2020, April 30, 2020, July 30, 2020, October 30, 2020, February 1, 2021, April 30, 2021, July 30, 2021, November 1, 2021, January 31, 2022 and May 2, 2022, subject to postponement for non-index business days and certain market disruption events.  We refer to May 2, 2022 as the final determination date.

º
The contingent payment date with respect to each determination date other than the final determination date is the third business day after such determination date.  The payment of the contingent quarterly coupon, if any, with respect to the final determination date will be made on the maturity date.

•
If, on any determination date, beginning on October 30, 2015 to but excluding the final determination date, the index closing value of each underlying commodity index is greater than or equal to its respective redemption threshold level of 95% of its initial index value, the securities will be automatically redeemed for the early redemption payment on the third business day following the related determination date.  The early redemption payment will equal (i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the related determination date.

•	At maturity, if the securities have not previously been redeemed, you will receive for each security that you hold an amount of cash equal to:
º
if the final index value of each underlying commodity index is greater than or equal to its respective downside threshold level, the stated principal amount plus the contingent quarterly coupon with respect to the final determination date, or

º
if the final index value of any underlying commodity index is less than its respective downside threshold level, (i) the stated principal amount multiplied by (ii) the index performance factor of the worst performing underlying commodity index.

Under these circumstances, you will lose more than 20%, and possibly all, of your initial investment in the securities.
•
Investing in the securities is not equivalent to investing directly in the S&P GSCI™ Crude Oil Index - Excess Return (the “SPGCCLP Index”), the S&P GSCI™ Grains Index - Excess Return (the “SGGCGRP Index”) or the Bloomberg Softs Subindex (the “BCOMSO Index”) or the commodities futures contracts that underlie the underlying commodity indices.

•	The index performance factor is the final index value divided by the initial index value.
•	The worst performing underlying commodity index is the underlying commodity index with the largest percentage decrease from the respective initial index value to the respective final index value.
•	The pricing date for the securities is April 30, 2015.
•
With respect to the SPGCCLP Index, the initial index value is 297.3421, which is its index closing value on the pricing date; with respect to the SPGCGRP Index, the initial index value is 30.44215, which is its index closing value on the pricing date; and with respect to the BCOMSO Index, the initial index value is 45.3976, which is its index closing value on the pricing date.

•	With respect to each underlying commodity index, the final index value is its respective index closing value on the final determination date.
•
The maturity date and each contingent payment date may be postponed as a result of the postponement of the related determination date due to non-index business days or certain market disruption events.  No adjustment will be made to any contingent quarterly coupon paid on a postponed date.

•	The securities will not be listed on any securities exchange.
•	The estimated value of the securities on the pricing date is $900.10 per security. See “Summary of Pricing Supplement” beginning on PS-3.
•	The CUSIP number for the securities is 61762GDU5. The ISIN for the securities is US61762GDU58.
•
You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”

The securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-11.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

 PRICE $1,000 PER SECURITY

	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per security	$1,000	$30(1)
		$5(2)	$965
Total	$2,000,000	$70,000	$1,930,000
(1)
Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $30 for each security they sell.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5 for each security.
(3)	See “Use of Proceeds and Hedging” on page PS-49.
The agent for this offering, Morgan Stanley & Co. LLC, is our wholly-owned subsidiary.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

In addition to the selling restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following selling restrictions also apply to the securities:

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Contingent Income Auto-Callable Securities due May 5, 2022, With 6-month Initial Non-Call Period, Based on the Worst Performing of the S&P GSCI™ Crude Oil Index - Excess Return, the S&P GSCI™ Grains Index - Excess Return and the Bloomberg Softs Subindex, which we refer to as the securities, in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities offered are medium-term debt securities of Morgan Stanley.  The return on the securities is linked to the worst performing of the S&P GSCI™ Crude Oil Index - Excess Return, the S&P GSCI™ Grains Index - Excess Return and the Bloomberg Softs Subindex, which we refer to as the underlying commodity indices.  Investors in the securities must be willing to accept the risk of a complete loss of principal, and also be willing to forgo interest payments for the entire term of the securities and participation in any appreciation of the underlying commodity indices, in exchange for the opportunity to receive the contingent quarterly coupon if the index closing value of each underlying commodity index on any of the quarterly determination dates is at or above its respective downside threshold level.  The securities do not guarantee the return of any principal at maturity and all payments on the securities are subject to the credit risk of Morgan Stanley.

Each security costs $1,000
We, Morgan Stanley, are offering the Contingent Income Auto-Callable Securities due May 5, 2022, With 6-month Initial Non-Call Period, Based on the Worst Performing of the S&P GSCI™ Crude Oil Index - Excess Return, the S&P GSCI™ Grains Index - Excess Return and the Bloomberg Softs Subindex, which we refer to as the securities.  The stated principal amount and issue price of each security is $1,000.

The original issue price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000.  We estimate that the value of each security on the pricing date is $900.10.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying commodity indices.  The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying commodity indices, instruments based on the underlying commodity indices, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the contingent quarterly coupon rate, the redemption threshold levels and the downside threshold levels, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying commodity indices, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 12 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying commodity indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

You will receive a contingent quarterly coupon only if the index closing value of each underlying commodity index is greater than or equal to its respective downside threshold level
You will receive a contingent quarterly coupon at an annual rate of 17.50% (corresponding to approximately $43.75 per quarter per security) on each contingent payment date but only if the index closing value of each underlying commodity index is greater than or equal to its respective downside threshold level of 80% of its initial index value on the related determination date.  If, however, the index closing value of one or more underlying commodity indices is less than its respective downside threshold level on any determination date, you will not receive a contingent quarterly coupon on the related contingent payment date.  It is possible that one or more underlying commodity indices could remain below their respective downside threshold levels on each of the determination dates so that you will receive no contingent quarterly coupons during the entire term of the securities.  You will not participate in any appreciation in the underlying commodity indices, and the return on the securities will be limited to the contingent quarterly coupons, if any.

We refer to the contingent quarterly coupons on the securities as contingent because there is no guarantee that you will receive a payment on any contingent payment date during the entire term of the securities.  Even if each underlying commodity index were to be at or above its respective downside threshold level on some determination dates, one or more underlying commodity indices may decline below their respective downside threshold levels on others.

The pricing date for the securities is April 30, 2015.

With respect to the SPGCCLP Index, the initial index value is 297.3421, which is its index closing value on the pricing date; with respect to the SPGCGRP Index, the initial index value is 30.44215, which is its index closing value on the pricing date; and with respect to the BCOMSO Index, the initial index value is 45.3976, which is its index closing value on the pricing date.

With respect to the SPGCCLP Index, the downside threshold level is 237.87368, which is 80% of its initial index value; with respect to the SGGCGRP Index, the downside threshold level is 24.35372, which is 80% of its initial index value; and with respect to the BCOMSO Index, the downside threshold level is 36.31808, which is 80% of its initial index value.

The determination dates are July 30, 2015, October 30, 2015, February 1, 2016, May 2, 2016, August 1, 2016, October 31, 2016, January 30, 2017 and May 1, 2017, July 31, 2017, October 30, 2017, January 30, 2018, April 30, 2018, July 30, 2018, October 30, 2018, January 30, 2019, April 30, 2019, July 30, 2019, October 30, 2019, January 30, 2020, April 30, 2020, July 30, 2020, October 30, 2020, February 1, 2021, April 30,

2021, July 30, 2021, November 1, 2021, January 31, 2022 and May 2, 2022, subject to postponement for non-index business days and certain market disruption events. We also refer to May 2, 2022 as the final determination date. The contingent payment dates are the third business day after each determination date other than the final determination date. The payment of the contingent quarterly coupon, if any, with respect to the final determination date will be made on the maturity date.

Each determination date is subject to postponement for non-index business days and certain market disruption events as described under “Description of Securities—Determination Dates.”

The maturity date and each contingent payment date may be postponed as a result of the postponement of the related determination date due to non-index business days or certain market disruption events. No adjustment will be made to any contingent quarterly coupon paid on a postponed date.

The securities do not guarantee repayment of any principal at maturity
Unlike ordinary debt securities, the securities do not guarantee the repayment of any of the principal at maturity.  As described more fully below, if the securities have not been automatically redeemed prior to maturity and if the final index value of any underlying commodity index is below its respective downside threshold level, you will be exposed to the downside performance of the worst performing underlying commodity index at maturity, and your payment at maturity will represent a loss of at least 20% on your initial investment and may be zero.   There is no minimum payment at maturity on the securities.  Accordingly, you could lose your entire initial investment in the securities.

The securities will be automatically redeemed if the index closing value of each underlying commodity index on any of the quarterly determination dates beginning in October 2015 is greater than or equal to its respective redemption threshold level

If, on any determination date, beginning on October 30, 2015 to but excluding the final determination date, the index closing value of each underlying commodity index is greater than or equal to its respective redemption threshold level, the securities will be automatically redeemed for the early redemption payment on the third business day following the related determination date.  Because the redemption threshold level for each underlying commodity index is 95% of its initial index value, it is possible that the securities will be redeemed even when the index closing value of each underlying commodity index as of such determination date is less than its respective initial index value.  The early redemption payment will be an amount of cash equal to (i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the related determination date.  No further payments will be made on the securities once they have been redeemed.
With respect to the SPGCCLP Index, the redemption threshold level is 282.474995, which is 95% of its initial index value; with respect to the SGGCGRP Index, the redemption threshold level is 28.9200425, which is 95% of its initial index value; and with respect to the BCOMSO Index, the redemption threshold level is 43.12772, which is 95% of its initial index value.

If the securities are not redeemed prior to maturity, the payment at maturity will vary depending on the final index value of each underlying commodity index
At maturity, if the securities have not previously been redeemed, you will receive for each $1,000 stated principal amount of securities that you hold an amount of cash equal to:

•      if the final index value of each underlying commodity index is greater than or equal to its respective downside threshold level, the stated principal amount plus the contingent quarterly coupon with respect to the final determination date, or

•      if the final index value of any underlying commodity index is less than its respective downside threshold level, (i) the stated principal amount multiplied by

(ii) the index performance factor of the worst performing underlying commodity index.

where,

index performance factor	=	final index value
initial index value

worst performing underlying commodity index	=	the underlying commodity index with the largest percentage decrease from the respective initial index value to the respective final index value.
final index value	=
with respect to each underlying commodity index, the official settlement price of such underlying commodity index, as published by the index publisher or its successor for such underlying commodity index, on the final determination date, subject to postponement for non-index business days and certain market disruption events.

initial index value	=
with respect to each underlying commodity index, the official settlement price of such underlying commodity index, as published by the index publisher or its successor for such underlying commodity index, on the pricing date.

If the final index value of any underlying commodity index is less than its respective downside threshold level, you will be exposed to the downside performance of the worst performing underlying commodity index at maturity, and your payment at maturity will represent a loss of at least 20% on your initial investment and may be zero.

All payments on the securities are subject to the credit risk of Morgan Stanley.

Beginning on PS-8, we have provided examples titled “Hypothetical Payouts on the Securities,” which explain in more detail the possible payouts on the securities on each determination date and at maturity assuming a variety of hypothetical index closing values for each underlying commodity index for each determination date, including the final determination date.  The table does not show every situation that can occur.

You can review the historical values of the underlying commodity indices in the section of this pricing supplement called “Description of Securities—Historical Information” starting on PS-45.  You cannot predict the future value of any underlying commodity index based on its historical values.

Investing in the securities is not equivalent to investing directly in the underlying commodity indices or the commodities futures contracts that underlie the underlying commodity indices.
You will not participate in any appreciation in the value of any underlying commodity index, and the return on the securities
You will not participate in any appreciation in the value of any underlying commodity index from its respective initial index value, and the return on the securities will be limited to the contingent quarterly coupons that are paid with respect to each determination date on which the index closing value of each underlying commodity index is greater than or equal to its respective downside

will be limited to the contingent quarterly coupons, if any	threshold level. In addition, the automatic early redemption feature may limit the term of your investment to as short as approximately six months. If the securities are redeemed prior to maturity, you will receive no more coupon payments, and you may not be able to reinvest at comparable terms or returns.

Postponement of maturity date
If, due to a market disruption event or otherwise, the final determination date is postponed so that the final determination date falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the final determination date as postponed.  See “Description of Securities—Maturity Date.”

Morgan Stanley Capital Group Inc. will be the calculation agent
We have appointed our affiliate Morgan Stanley Capital Group Inc., which we refer to as MSCG, to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for our senior notes.  As calculation agent, MSCG has determined the initial index values, the redemption threshold levels and the downside threshold levels, and will determine the index closing values on each determination date, the final index values, whether the securities will be redeemed following any determination date, whether the contingent quarterly coupon will be paid on any contingent payment date, whether a market disruption event has occurred and the payment that you will receive upon early redemption or at maturity, if any.

Morgan Stanley & Co. LLC will be the agent; conflicts of interest
The agent for the offering of the securities, MS & Co., will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

Where you can find more information on the securities
The securities are senior unsecured securities issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated November 19, 2014 and prospectus dated November 19, 2014.  We describe the basic features of this type of security in the section of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Description of Securities.”  You should also read about some of the risks involved in investing in the securities in the section of this pricing supplement called “Risk Factors.”  The tax and accounting treatment of investments in commodity-linked securities such as the securities may differ from that of investments in ordinary debt securities.  See the section of this pricing supplement called “Description of Securities—United States Federal Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

How to reach us	You may contact your local Morgan Stanley branch office or call us at (800) 233-1087.

HYPOTHETICAL PAYOUTS ON THE SECURITIES

The following hypothetical examples illustrate how to determine whether a contingent quarterly coupon is paid with respect to a determination date and how to calculate the payment at maturity if the securities have not been automatically redeemed early.  The following examples are for illustrative purposes only.  Whether you receive a contingent quarterly coupon will be determined by reference to the index closing value of each underlying commodity index on each quarterly determination date, and the amount you will receive at maturity, if any, will be determined by reference to the index closing value of each underlying commodity index on the final determination date.  The actual initial index value, redemption threshold level and downside threshold level for each underlying commodity index are set forth on the cover of this pricing supplement.  All payments on the securities, if any, are subject to the credit risk of Morgan Stanley.  The numbers in the hypothetical examples below may have been rounded for the ease of analysis.  The below examples are based on the following terms:

Contingent Quarterly Coupon:
A contingent quarterly coupon will be paid on the securities on each contingent payment date but only if the index closing value of each underlying commodity index is at or above its respective downside threshold level on the related determination date.  If payable, the contingent quarterly coupon will be an amount in cash per stated principal amount corresponding to a return of 17.50% per annum for each interest payment period for each applicable determination date (corresponding to approximately $43.75 per quarter per security*).

Automatic Early Redemption (starting in October 2015):
If, on any determination date, beginning on October 30, 2015 to but excluding the final determination date, the index closing value of each underlying commodity index is greater than or equal to its respective redemption threshold level on any quarterly determination date, the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent quarterly coupon with respect to the related determination date.  No further payments will be made on the securities once they have been redeemed.

Payment at Maturity (if the securities have not been automatically redeemed early):
If the final index value of each underlying commodity index is greater than or equal to its respective downside threshold level, investors will receive the stated principal amount and the contingent quarterly coupon with respect to the final determination date.

If the final index value of any underlying commodity index is less than its respective downside threshold level, investors will receive a payment at maturity equal to the stated principal amount multiplied by the index performance factor of the worst performing underlying commodity index.  The worst performing underlying commodity index is the underlying commodity index with the largest percentage decrease from the respective initial index value to the respective final index value.  Under these circumstances, the payment at maturity will be less than 80% of the stated principal amount of the securities and could be zero.

Stated Principal Amount:	$1,000

Hypothetical Initial Index Value:	With respect to the SPGCCLP Index: 300 With respect to the SPGCGRP Index: 30 With respect to the BCOMSO Index: 40
Hypothetical Redemption Threshold Level:
With respect to the SPGCCLP Index: 285, which is 95% of the hypothetical initial index value for such index

With respect to the SPGCGRP Index: 28.50, which is 95% of the hypothetical initial index value for such index

With respect to the BCOMSO Index: 38, which is 95% of the hypothetical initial index value for such index
Hypothetical Downside Threshold Level:	With respect to the SPGCCLP Index: 240, which is 80% of the hypothetical initial index value for such index With respect to the SPGCGRP Index: 24, which is 80% of the hypothetical initial index value for such index With respect to the BCOMSO Index: 32, which is 80% of the hypothetical initial index value for such index
* The actual contingent quarterly coupon will be an amount determined by the calculation agent based on the number of days in the applicable payment period, calculated on a 30/360 basis.  The hypothetical contingent quarterly coupon of $43.75 is used in these examples for ease of analysis.

How to determine whether a contingent quarterly coupon is payable with respect to a determination date:

	Hypothetical Index Closing Value			Contingent Quarterly Coupon
	SPGCCLP Index	SPGCGRP Index	BCOMSO Index
Hypothetical Determination Date 1	250 (at or above the downside threshold level)	26 (at or above the downside threshold level)	34 (at or above the downside threshold level)	$43.75
Hypothetical Determination Date 2	220 (below the downside threshold level)	25 (at or above the downside threshold level)	37 (at or above the downside threshold level)	$0
Hypothetical Determination Date 3	260 (at or above the downside threshold level)	27 (at or above the downside threshold level)	29 (below the downside threshold level)	$0
Hypothetical Determination Date 4	210 (below the downside threshold level)	23 (below the downside threshold level)	30 (below the downside threshold level)	$0

On hypothetical determination date 1, each underlying commodity index closes at or above its respective downside threshold level.  Therefore, a contingent quarterly coupon of $43.75 is paid on the relevant contingent payment date.

On each of hypothetical determination dates 2 and 3, two underlying commodity indices close at or above their respective downside threshold levels, but the other underlying commodity index closes below its respective downside threshold level.  Therefore, no contingent quarterly coupon is paid on the relevant contingent payment date.

On hypothetical determination date 4, each underlying commodity index closes below its respective downside threshold level, and, accordingly, no contingent quarterly coupon is paid on the relevant contingent payment date.

If the index closing value of any underlying commodity index is less than its respective downside threshold level on each determination date, you will not receive any contingent quarterly coupons for the entire 7-year term of the securities.

How to calculate the payment at maturity (if the securities have not been automatically redeemed):

Starting in October 2015 to but excluding the final determination date, if the index closing value of each underlying commodity index is greater than or equal to its respective redemption threshold level on any quarterly determination date, the securities will be automatically redeemed for an early redemption payment equal to (i) the stated principal amount for each security you hold plus (ii) the contingent quarterly coupon with respect to the related determination date.  No further payments will be made on the securities once they have been redeemed.

The examples below illustrate how to calculate the payment at maturity if the securities have not been automatically redeemed prior to maturity.

	Hypothetical Final Index Value			Payment at Maturity
	SPGCCLP Index	SPGCGRP Index	BCOMSO Index
Example 1:	250 (at or above the downside threshold level)	12 (below the downside threshold level)	33 (at or above the downside threshold level)	$1,000 x index performance factor of the worst performing underlying commodity index = $1,000 x (12 / 30) = $400
Example 2:	220 (below the downside threshold	26 (at or above the downside threshold	16 (below the downside threshold	$1,000 x (16 / 40) = $400

	level)	level)	level)
Example 3:	135 (below the downside threshold level)	12 (below the downside threshold level)	12 (below the downside threshold level)	$1,000 x (12 / 40) = $300
Example 4:	90 (below the downside threshold level)	6 (below the downside threshold level)	16 (below the downside threshold level)	$1,000 x (6 / 30) = $200
Example 5:	245 (at or above the downside threshold level)	28 (at or above the downside threshold level)	34 (at or above the downside threshold level)
$1,000 + $43.75 = $1,043.75
(The stated principal amount + the contingent quarterly coupon with respect to the final determination date.)
For more information, please see above under “How to determine whether a contingent quarterly coupon is payable with respect to a determination date.”

In examples 1 and 2, the final index value of one underlying commodity index is at or above its downside threshold level, but the final index value of one or both of the other underlying commodity indices are below their respective downside threshold level(s).  Therefore, investors are exposed to the downside performance of the worst performing underlying commodity index at maturity and receive at maturity an amount equal to the stated principal amount multiplied by the index performance factor of the worst performing underlying commodity index.  Moreover, investors do not receive any contingent quarterly coupon for the final quarterly period.

Similarly, in examples 3 and 4, the final index value of each underlying commodity index is below its respective downside threshold level, and investors receive at maturity an amount equal to the stated principal amount multiplied by the index performance factor of the worst performing underlying commodity index.  In example 3, the SPGCCLP Index has declined 55% from its initial index value to its final index value, the SPGCGRP Index has declined 60% from its initial index value to its final index value and the BCOMSO Index has declined 70% from its initial index value to its final index value.  Therefore, the payment at maturity equals the stated principal amount multiplied by the index performance factor of the BCOMSO Index, which is the worst performing underlying commodity index in this example.  In example 4, the SPGCCLP Index has declined 70% from its initial index value to its final index value, the SPGCGRP Index has declined 80% from its initial index value to its final index value and the BCOMSO Index has declined 60% from its initial index value.  Therefore, the payment at maturity equals the stated principal amount times the index performance factor of the SPGCGRP Index, which is the worst performing underlying commodity index in this example.  In each of examples 1 to 4, investors do not receive the contingent quarterly coupon for the final quarterly period.

In example 5, the final index value of each underlying commodity index is at or above its respective downside threshold level.  Therefore, investors receive at maturity the stated principal amount of the securities and the contingent quarterly coupon with respect to the final determination date.

If the final index value of ANY underlying commodity index is below its respective downside threshold level, you will be exposed to the downside performance of the worst performing underlying commodity index at maturity, and your payment at maturity will be less than $800 per security and could be zero.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities, and, unlike ordinary debt securities, do not guarantee the payment of regular interest or the return of any principal at maturity.  Investing in the securities is not equivalent to directly investing in the underlying commodity indices or in the commodities futures contracts that underlie the underlying commodity indices.  This section describes the most significant risks relating to the securities.

The securities do not guarantee the return of any principal at maturity
The terms of the securities differ from those of ordinary debt securities in that they do not guarantee the return of any principal at maturity.  Instead, if the securities have not been automatically redeemed prior to maturity, and if the final index value of any underlying commodity index is less than its respective downside threshold level of 80% of its initial index value, you will be exposed to the decline in the index closing value of the worst performing underlying commodity index, as compared to its initial index value, on a 1 to 1 basis, and you will receive for each security that you hold at maturity an amount equal to the stated principal amount times the index performance factor of the worst performing underlying commodity index.  In this case, the payment at maturity will be less than 80% of the stated principal amount and could be zero.  There is no minimum payment at maturity on the securities.  Accordingly, you could lose your entire initial investment in the securities.

The securities do not provide for the regular payment of interest
The terms of the securities differ from those of ordinary debt securities in that they do not provide for the regular payment of interest.  Instead, the securities will pay a contingent quarterly coupon but only if the index closing value of each underlying commodity index is at or above 80% of its respective initial index value, which we refer to as the downside threshold level, on the related determination date.  If, on the other hand, the index closing value of any underlying commodity index is lower than its respective downside threshold level on the relevant determination date for any interest period, we will pay no coupon on the applicable contingent payment date.  If the index closing value of any underlying commodity index is less than its respective downside threshold level on each determination date, you will not receive any contingent quarterly coupon for the entire term of the securities.  If you do not earn sufficient contingent quarterly coupons over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

You are exposed to the price risk of the three underlying commodity indices, with respect to both the contingent quarterly coupons, if any, and the payment at maturity, if any
Your return on the securities is not linked to a basket consisting of the three underlying commodity indices.  Rather, it will be contingent upon the independent performance of each underlying commodity index.  Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed independently to the risks related to all three underlying commodity indices and their respective sectors.  Poor performance by any underlying commodity index over the term of the securities will negatively affect your return and will not be offset or mitigated by any positive performance by one or both of the other underlying commodity indices.  To receive any contingent quarterly coupons, each underlying commodity index must close at or above its respective downside threshold level on the applicable determination date.  In addition, if the securities have not been automatically redeemed early and any underlying commodity index has declined to below its respective downside threshold level as of the final determination date, you will be fully exposed to the decline in the worst performing underlying commodity index over the term of the securities on a 1 to 1 basis, even if one or both of the other underlying commodity index have appreciated or have not declined as much.  Under this scenario, the value of any such payment will be less than 80% of the stated

principal amount and could be zero. Accordingly, your investment is subject to the price risk of all three underlying commodity indices.
Because the securities are linked to the performance of the worst performing underlying commodity index, you are exposed to greater risks of receiving no contingent quarterly coupons and sustaining a significant loss on your investment than if the securities were linked to just one underlying commodity index

The risk that you will not receive any contingent quarterly coupons, or that you will suffer a significant loss on your investment, is greater if you invest in the securities as opposed to substantially similar securities that are linked to the performance of just one underlying commodity index.  With three underlying commodity indices, each reflecting the performance of distinct sectors, it is more likely that any underlying commodity index will close below its downside threshold level on any determination date than if the securities were linked to only one underlying commodity index.  Therefore, it is more likely that you will not receive any contingent quarterly coupons and that you will suffer a significant loss on your investment.  In addition, because each underlying commodity index must close at or above its respective redemption threshold level on a quarterly determination date in order for the securities to be called prior to maturity, the securities are less likely to be called on any determination date than if the securities were linked to just one underlying commodity index.

The contingent quarterly coupon, if any, is based only on the value of each underlying commodity index on the related quarterly determination date at the end of the related interest period
Whether the contingent quarterly coupon will be paid on any contingent payment date will be determined at the end of the relevant interest period, based on the index closing value of each underlying commodity index on the relevant quarterly determination date.  As a result, you will not know whether you will receive the contingent quarterly coupon on any contingent payment date until near the end of the relevant interest period.  Moreover, because the contingent quarterly coupon is based solely on the value of each underlying commodity index on quarterly determination dates, if the index closing value of any underlying commodity index on any determination date is below its respective downside threshold level, you will receive no coupon for the related interest period, even if the level of such underlying commodity index was at or above its respective downside threshold level on other days during that interest period and even if the index closing value of one or both of the other underlying commodity indices is at or above its respective downside threshold level on such determination date.

Investors will not participate in any appreciation in any underlying commodity index
Investors will not participate in any appreciation in any underlying commodity index from the initial index value for such index, and the return on the securities will be limited to the contingent quarterly coupons, if any, that are paid with respect to each determination date on which the index closing value of each underlying commodity index is greater than or equal to its respective downside threshold level, if any.

The automatic early redemption feature may limit the term of your investment to approximately six months.  If the securities are redeemed early, you may not be able to reinvest at comparable terms or returns

The term of your investment in the securities may be limited to as short as approximately six months by the automatic early redemption feature of the securities.  In addition, due to the redemption threshold level feature, it is possible that the securities will be redeemed even when the index closing value of each underlying commodity index is less than its respective initial index value.  If the securities are redeemed prior to maturity, you will receive no more contingent quarterly coupons and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

The market price will be influenced by many unpredictable factors	Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., may be willing to purchase or sell the securities in the secondary market. We expect that generally the level of interest rates available in the market and the value of the underlying commodity indices on any day, including in relation to their respective initial index value, redemption threshold level and downside threshold level, will affect the value of the securities more than any other factors.  Other factors that may influence the value of the securities include:

•      the volatility (frequency and magnitude of changes in value) of the underlying commodity indices;

•      the price of the index contracts that underlie the underlying commodity indices and the volatility of such prices;

•      trends of supply and demand for the index contracts that underlie the underlying commodity indices;

•      interest and yield rates in the market;

•      geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the commodities markets generally and which may affect the value of the underlying commodity indices;

•      the time remaining until the next determination date and the maturity of the securities; and

•      any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity.  In particular, if any of the underlying commodity indices have closed near or below their respective downside threshold level, the market value of the securities is expected to decrease substantially, and you may have to sell your securities at a substantial discount from the stated principal amount of $1,000 per security.

You cannot predict the future performance of any underlying commodity index based on its historical performance.  The value of any underlying commodity index may decrease and be below its downside threshold level on each determination date so that you will receive no return on your investment, and any or all of the underlying commodity indices may close below their respective downside threshold level(s) on the final determination date so that you lose more than 20% or all of your initial investment in the securities.  There can be no assurance that the index closing value of each underlying commodity index will be at or above its respective downside threshold level on any determination date so that you will receive a coupon payment on the securities for the applicable interest period, or that it will be at or above its respective downside threshold level on the final determination date so that you do not suffer a significant loss on your initial investment in the securities.  See “Information About the Underlying Commodity Indices” below.

The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the
You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity or on any contingent payment date, and therefore you are subject to the credit risk of Morgan Stanley.  The securities are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to

securities	adversely affect the market value of the securities.
The prices of the specific commodities underlying each underlying commodity index are volatile and are affected by numerous factors specific to the market for each such commodity; an investment in the securities may bear similar risks to a securities investment concentrated solely in each of the sectors underlying each underlying commodity index

Investments, such as the securities, linked to the prices of commodities (the “index commodities”), are subject to sharp fluctuations in the prices of commodities over short periods of time for a variety of factors, including the principal factors set out below.  In addition, because the securities are linked to the worst performing underlying commodity index, an investment in the securities may bear similar risks to a securities investment concentrated solely in each of the sectors underlying each underlying commodity index.

The S&P GSCI™ Crude Oil Index - Excess Return

Crude oil.  The S&P GSCI™ Crude Oil Index - Excess Return is composed entirely of crude oil futures contracts included in the S&P GSCITM–Excess Return.  The price of crude oil futures is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil.  Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel.  Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels.  Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions.  Demand is also influenced by government regulations, such as environmental or consumption policies.  In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity, developments in production technology such as fracking and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event.  Supply for crude oil may increase or decrease depending on many factors.  These include production decisions by the Organization of the Petroleum Exporting Countries (OPEC) and other crude oil producers.  In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable.  Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.  The price of crude oil futures has experienced very severe price fluctuations over the recent past and there can be no assurance that this extreme price volatility will not continue in the future.

The S&P GSCI™ Grains Index - Excess Return The S&P GSCI™ Grains Index - Excess Return is composed entirely of futures contracts included in the S&P GSCI™-Excess Return, on four different grain commodities; corn, soybeans, Chicago wheat and Kansas wheat. Chicago wheat and Kansas wheat are each wheat futures contracts traded on the Chicago Board of Trade and the Kansas City Board of Trade respectively. Grain prices are primarily affected by weather and crop growing conditions generally and the global demand for and supply of grain, which are driven by global grain production, population growth and economic activity. In addition, prices for grain are affected by governmental and intergovernmental programs and policies regarding trade, agriculture, and energy, specifically and fiscal and monetary issues, more generally. Alternative uses for grains such as energy sources or in manufacturing also drive the prices for grains. Such alternative uses may be dependent on governmental action, such as subsidies or tariffs and technological innovation. Grain prices are also affected by natural disasters, pestilence, scientific developments, wars and political and civil upheavals. Substitution of other commodities for grain could also impact the price of grain and therefore the performance of the S&P GSCI™ Grains Index - Excess Return.

The Bloomberg Softs Subindex

The Bloomberg Softs Subindex is composed entirely of futures contracts on cocoa, coffee, cotton and sugar included in the Bloomberg Commodity Index.
Cocoa.  The price of cocoa is primarily affected by the global demand for, and supply of, cocoa, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  Cocoa is primarily used by the confectionary industry.  The majority of cocoa is produced in West African nations such as Ghana and the Ivory Coast.  This region has historically been subject to periods of significant political instability, which could lead to disruptions in production and price volatility.  The majority of cocoa consumption is in the European Union member nations and the United States.  Any significant changes in demand for cocoa by these nations could result in substantial volatility and a decline in the price of cocoa

Coffee.  The supply of coffee can be affected by weather conditions, the health of coffee trees and harvesting practices. Historically, weather has played a major role in determining world supply. The internal policies of the governments of coffee-producing countries with regard to number of trees planted, price support programs and world export quotas can also impact the amount of coffee available for world trade. The demand for coffee is primarily determined by its price, the price and availability of substitute drinks and consumers’ tastes. The price of coffee has been extraordinarily volatile over the years.  It is subject to supply disruptions such as freezing conditions in the major coffee growing regions, such as the Brazilian highlands, and to new exporters buying market share via lower prices, as was the case for Vietnam in the late 1990s and early 2000s.  The intraday volatility of coffee futures is also high.

Cotton.  The price of cotton is affected by governmental programs and policies regarding agriculture, including cotton, specifically, and trade, fiscal and monetary issues, more generally.  Extrinsic factors also affect cotton prices such as weather, crop yields, natural disasters, technological developments, wars and political and civil upheavals.

Sugar.  Global prices for sugar are primarily affected by the global demand for and supply of sugar, but are also significantly influenced by governmental policy and international trade agreements, by speculative actions and by currency exchange rates. Sugar is used primarily as a human food sweetener, but is also used in the production of fuel ethanol. Global demand for sugar is influenced by the level of human consumption of sweetened food-stuffs and beverages and, to a lesser extent, by the level of demand for sugar as the basis for fuel ethanol. The world export supply of sugar is dominated by the European Union, Brazil, Guatemala, Cuba, Thailand and Australia, while other countries, including India, the United States, Canada and Russia produce significant amounts of sugar for domestic consumption. Governmental programs and policies regarding agriculture and energy, specifically, and trade, fiscal and monetary issues, more generally, in these countries and at a multinational level could affect the supply and price of sugar. Sugar prices are also affected by factors such as weather, disease and natural disasters.

Higher future prices of the index commodities relative to their current prices may adversely affect the value of the underlying commodity indices and, accordingly, the value of the securities
The S&P GSCITM–Excess Return, on which the SPGCCLP Index and SPGCGRP Index are based, and the Bloomberg Commodity Index, on which the BCOMSO Index is based, are composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the futures contracts that compose the underlying commodity indices approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in September may specify an October expiration.  As time passes, the contract expiring in October is replaced by a contract for delivery in November.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.”  However, certain commodities included in the S&P GSCITM–Excess Return and the Bloomberg Commodity Index have historically traded in “contango” markets.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  The presence of contango and absence of backwardation in the commodity markets generally results in negative “roll yields,” which would adversely affect the value of the underlying commodity indices, and, accordingly, the value of the securities.

An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities
The underlying commodity indices have returns based on the change in price of futures contracts included in such underlying commodity indices, not the change in the spot price of actual physical commodities to which such futures contracts relate.  The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of such commodity upon immediate delivery, which is referred to as the spot price.  Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing such commodity for the length of the futures contract, interest costs related to financing the purchase of such commodity and expectations of supply and demand for such commodity.  While the changes in the price of a futures contract are usually correlated with the changes in the spot price, such correlation is not exact.  In some cases, the performance of a commodity futures contract can deviate significantly from the spot price performance of the related underlying commodity, especially over longer periods of time.  Accordingly, investments linked to the return of commodities futures contracts may underperform similar investments that reflect the spot price return on physical commodities.

Suspensions or disruptions	The commodity markets are subject to temporary distortions or other disruptions due of market trading in commodity and related futures markets could adversely affect the price of the securities to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of the underlying commodity indices, and, therefore, the value of the securities.

Adjustments to the underlying commodity indices could adversely affect the value of the securities
The publisher of each underlying commodity index may add, delete or substitute the commodity contracts constituting such underlying commodity index or make other methodological changes that could change the value of such underlying commodity index.  The publisher of each underlying commodity index may also discontinue or suspend calculation or publication of such underlying commodity index at any time.  Any of these actions could adversely affect the value of the securities.  Where any underlying commodity index is discontinued, the calculation agent will have the sole discretion to substitute a successor index that is comparable to such underlying commodity index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

Investing in the securities is not equivalent to investing in any underlying commodity index	Investing in the securities is not equivalent to investing in any underlying commodity index or the futures contracts that underlie any underlying commodity index.

Legal and regulatory changes could adversely affect the return on and value of your securities
Futures contracts and options on futures contracts, including those related to the index commodities, are subject to extensive statutes, regulations, and margin requirements.  The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading.  Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period.  These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts.  The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action.  In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general.  The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts.  While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the securities.

The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us.  Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 12 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying commodity index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price

These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities.  In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time.  The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.  See also “The market price will be influenced by many unpredictable factors” above.

The securities will not be listed on any securities exchange and secondary trading may be limited
The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities
One or more of our subsidiaries and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the securities (and possibly to other instruments linked to the underlying commodity indices), including trading in swaps or futures contracts on the underlying commodity indices and on commodities that underlie the underlying commodity indices.  Some of our subsidiaries also trade in financial instruments related to the underlying commodity indices or the prices of the commodities or contracts that underlie the underlying commodity indices on a regular basis as part of their general commodity trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial index value of an underlying index, and, as a result, could have increased (i) the redemption threshold level for each underlying commodity index, which is the level at or above which each underlying commodity index must close on any determination date beginning on October 30, 2015 to but excluding the final determination date so that the securities are redeemed prior to maturity for the early redemption payment and (ii) the downside threshold level for each underlying commodity index, which is the level at or above which each underlying commodity index must close on each determination date in order for you to earn a contingent quarterly coupon, and, if the securities are not called prior to maturity, in order for you to avoid being exposed to the negative performance of the worst performing underlying commodity index at maturity.  Additionally, our hedging activities, as well as our other trading activities, during the term of the securities could potentially affect the value of the underlying commodity indices on the determination dates, and, accordingly, whether the securities are automatically redeemed prior to maturity, whether we pay a contingent quarterly coupon on the securities and the amount of cash you receive at maturity, if any.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities
As calculation agent, Morgan Stanley Capital Group Inc. (“MSCG”) has determined the initial index values, the redemption threshold levels and the downside threshold levels, and will determine the index closing values on each determination date, the final index values, the contingent quarterly coupon, if any, due to you with respect to each determination date, whether the securities will be redeemed following any determination date, whether a market disruption event has occurred, and, if the securities are not redeemed prior to maturity, the amount of cash, if any, you will receive at maturity.  Moreover, certain determinations made by MSCG, in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a discontinuance of an underlying commodity index.  These potentially subjective determinations may adversely affect the payout to you at maturity, if any.  For further information regarding these types of determinations, see “Description of Securities—Determination Dates,” “—Discontinuance of an Underlying Commodity Index; Alteration of Method of Calculation” and “—Alternate Exchange Calculation in case of an Event of Default,” and “—Calculation Agent and Calculations” below.  In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

The U.S. federal income tax consequences of an investment in the
There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the securities are uncertain.

securities are uncertain

Please read the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities. We intend to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a coupon that will be treated as gross income to you at the time received or accrued, in accordance with your regular method of tax accounting. Under this treatment, the ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the securities, could result in adverse tax consequences to holders of the securities because the deductibility of capital losses is subject to limitations. We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein. If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income or loss on the securities might differ significantly from the tax treatment described herein. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance (as adjusted based on the difference, if any, between the actual and the projected amount of any contingent payments on the securities) and recognize all income and gain in respect of the securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. Non-U.S. Holders should note that we currently intend to withhold on any coupon paid to Non-U.S. Holders generally at a rate of 30%, or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision, and will not be required to pay any additional amounts with respect to amounts withheld.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. Both U.S. and Non-U.S. Holders (as defined below) should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Security” refers to each $1,000 Stated Principal Amount of our Contingent Income Auto-Callable Securities due May 5, 2022, With 6-month Initial Non-Call Period, Based on the Worst Performing of the S&P GSCI™ Crude Oil Index - Excess Return, the S&P GSCI™ Grains Index - Excess Return and the Bloomberg Softs Subindex.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$2,000,000

Pricing Date	April 30, 2015

Original Issue Date (Settlement Date)	May 5, 2015 (3 Business Days after the Pricing Date).

Maturity Date	May 5, 2022, subject to postponement as described in the following paragraph.

If, due to a Market Disruption Event or otherwise, the scheduled final Determination Date is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following such final Determination Date as postponed.  See “––Determination Dates” below.

Specified Currency	U.S. dollars

Stated Principal Amount	$1,000 per Security

Original Issue Price	$1,000 per Security

CUSIP Number	61762GDU5

ISIN	US61762GDU58

Denominations	$1,000 and integral multiples thereof

Underlying Commodity Indices
S&P GSCI™ Crude Oil Index - Excess Return (the “SPGCCLP Index”), S&P GSCI™ Grains Index - Excess Return (the “SPGCGRP Index”) and Bloomberg Softs Subindex (the “BCOMSO Index”).  For more information on the Underlying Commodity Indices, see “––Information About the Underlying Indices” below.

Index Publisher
With respect to the SPGCCLP Index and the SPGCGRP Index, S&P Dow Jones Indices LLC and any successor publisher thereof; and with respect to the BCOMSO Index, Bloomberg Finance L.P. and any successor publisher thereof.

Contingent Quarterly Coupon
The Contingent Quarterly Coupon payable on this Security on each Contingent Payment Date for the related Interest Period will be payable at an annual rate of 17.50% for the related Interest Period (computed on the basis of a year of 360 days and twelve 30-day months), provided that a Contingent Quarterly Coupon will be payable for such Interest Period only if the Index Closing Value of each Underlying Commodity Index is at or above its respective Downside Threshold Level on the related Determination Date.

Interest Period
The monthly period from and including the Original Issue Date (in the case of the first Interest Period) or the previous scheduled Contingent Payment Date, as applicable, to but excluding the following scheduled Contingent Payment Date, with no adjustment for any postponement thereof.

Early Redemption
If, on any Determination Date, beginning on October 30, 2015 to but excluding the final Determination Date, the Index Closing Value of each Underlying Commodity Index, as determined by the Calculation Agent, is greater than or equal to its respective Redemption Threshold Level, we will redeem the Securities, in whole and not in part, for the Early Redemption Payment on the third Business Day following such Determination Date (as may be postponed under “––Determination Dates” below).

In the event that the Securities are subject to Early Redemption, we will, or will cause the Calculation Agent to, (i) on the Business Day following the applicable Determination Date (as may be postponed under “––Determination Dates” below), give notice of the Early Redemption of the Securities, the applicable Early Redemption Payment amount due and the payment date of the  applicable Early Redemption Payment amount to the Trustee, upon which notice the Trustee may conclusively rely, and to The Depository Trust Company, which we refer to as DTC, and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the applicable Contingent Payment Date.  See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Early Redemption Payment
The Early Redemption Payment will equal for each $1,000 Stated Principal Amount of Securities that you hold (i) the Stated Principal Amount plus (ii) the Contingent Quarterly Coupon with respect to the related Determination Date.

Contingent Payment Dates
With respect to each Determination Date other than the final Determination Date, the third Business Day after such Determination Date.  The payment of the Contingent Quarterly Coupon, if any, with respect to the final Determination Date will be made on the Maturity Date.

If a Contingent Payment Date (including the Maturity Date) is postponed as a result of postponement of the relevant Determination Date, no adjustment will be made to any Contingent Quarterly Coupon paid on that postponed date.

Record Date	For each Contingent Payment Date, the date one Business Day prior to such Contingent Payment Date.

Payment at Maturity	If the Securities have not been automatically redeemed prior to maturity, you will receive for each $1,000 Stated Principal Amount of Securities that you hold an amount in cash equal to:

•
if the Final Index Value of each Underlying Commodity Index is greater than or equal to its respective Downside Threshold Level, the Stated Principal Amount plus the Contingent Quarterly Coupon with respect to the final Determination Date, or

•
if the Final Index Value of any Underlying Commodity Index is less than its respective Downside Threshold Level, (i) the Stated Principal Amount multiplied by (ii) the Index Performance Factor of the Worst Performing Underlying Commodity Index.

If the Final Index Value of any Underlying Commodity Index is below its respective Downside Threshold Level, you will be exposed to the downside performance of the Worst Performing Underlying Commodity Index at maturity, and your payment at maturity will represent a loss of at least 20% on your initial investment and may be zero.

We will, or will cause the Calculation Agent to, (i) provide written notice to the Trustee, upon which notice the Trustee may conclusively rely, and to DTC of the amount of cash, if any, to be delivered with respect to each $1,000 Stated Principal Amount of Securities on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount, if any, due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date.  We expect such amount of cash, if any, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Downside Threshold Level	With respect to the SPGCCLP Index: 237.87368, which is 80% of its Initial Index Value.

With respect to the SGGCGRP Index: 24.35372, which is 80% of its Initial Index Value.

With respect to the BCOMSO Index: 36.31808, which is 80% of its Initial Index Value.

Redemption Threshold Level	With respect to the SPGCCLP Index: 282.474995, which is 95% of its Initial Index Value.

With respect to the SGGCGRP Index: 28.9200425, which is 95% of its Initial Index Value.

With respect to the BCOMSO Index: 43.12772, which is 95% of its Initial Index Value.

Worst Performing Underlying
Commodity Index	The Underlying Commodity Index with the largest percentage decrease from the respective Initial Index Value to the respective Final Index Value.

Index Performance Factor
With respect to each Underlying Commodity Index, a fraction, the numerator of which is the Final Index Value and the denominator of which is the Initial Index Value, as described by the following formula:

Index Performance Factor	=	Final Index Value
Initial Index Value

Index Closing Value
With respect to each Underlying Commodity Index, the Index Closing Value on any Index Business Day will be determined by the Calculation Agent and will equal the official settlement price of such Underlying Commodity Index as published by the Index Publisher of such Underlying Commodity Index, or any Successor Index for such Underlying Commodity Index (as defined under “—Discontinuance of an Underlying Commodity Index; Alteration of Method of Calculation”).  In certain circumstances, the Index Closing Value for an Underlying Commodity Index will be based on the alternate calculation of such Underlying Commodity Index described under “—Discontinuance of an Underlying Commodity Index; Alteration of Method of Calculation.”

Reuters and various other third party sources may report the official settlement price of any Underlying Commodity Index. If any such reported price differs from that as determined by the relevant Index Publisher or its successor, the official settlement price published by such Index Publisher or successor will prevail.

Initial Index Value	With respect to the SPGCCLP Index: 297.3421, which is the Index Closing Value of such Underlying Commodity Index on the Pricing Date.

With respect to the SGGCGRP Index: 30.44215, which is the Index Closing Value of such Underlying Commodity Index on the Pricing Date.

With respect to the BCOMSO Index: 45.3976, which is the Index Closing Value of such Underlying Commodity Index on the Pricing Date.

If the Pricing Date is not an Index Business Day for an Underlying Commodity Index or if a Market Disruption Event occurs for an Underlying Commodity Index on that date, the Initial Index Value for such Underlying Commodity Index will be, subject to the succeeding paragraph below, the Index Closing Value of such Underlying Commodity Index on the next Index Business Day for such Underlying Commodity Index on which no Market Disruption Event occurs for such Underlying Commodity Index.

If there is a Market Disruption Event for any Underlying Commodity Index on the Pricing Date, the Initial Index Value for such Underlying Commodity Index will be determined in accordance with the mechanics described under “––Determination Dates” below.

If any Initial Index Value as finally published by the relevant Index Publisher, as determined by the Calculation Agent, differs from the Initial Index Value specified in this pricing supplement, we will include the definitive Initial Index Value in an amended pricing supplement.

Final Index Value	With respect to each Underlying Commodity Index, the Index Closing Value of such Underlying Commodity Index on the final Determination Date, as determined by the Calculation Agent.

Determination Dates
July 30, 2015, October 30, 2015, February 1, 2016, May 2, 2016, August 1, 2016, October 31, 2016, January 30, 2017 and May 1, 2017, July 31, 2017, October 30, 2017, January 30, 2018, April 30, 2018, July 30, 2018, October 30, 2018, January 30, 2019, April 30, 2019, July 30, 2019, October 30, 2019, January 30, 2020, April 30, 2020, July 30, 2020, October 30, 2020, February 1, 2021, April 30, 2021, July 30, 2021, November 1, 2021, January 31, 2022 and May 2, 2022, subject to postponement for non-Index Business Days and certain Market Disruption Events.  We also refer to May 2, 2022 as the final Determination Date.

If any Determination Date is not an Index Business Day with respect to any Underlying Commodity Index, the relevant Determination Date with respect to such Underlying Commodity Index will be the next succeeding Index Business Day for such Underlying Commodity Index; provided further that if a Market Disruption Event with respect to any Underlying Commodity Index or one or more commodity contracts underlying any Underlying Commodity Index (each, an “index contract”) occurs on any Determination Date, the Index Closing Value of that Underlying Commodity Index for the relevant Determination Date will be determined in accordance with the next succeeding paragraph.

If a Market Disruption Event relating to any Underlying Commodity Index or any index contract occurs on any Determination Date, the Calculation Agent will calculate the Index Closing Value for such Underlying Commodity Index for such Determination Date using as a price (i) for each index contract that did not suffer a Market Disruption Event on such Determination Date, the official settlement price of such index contract on such Determination Date and (ii) for each index contract that did suffer a Market Disruption Event on such date, the official settlement price of such index contract on the first succeeding Trading Day for such Underlying Commodity Index on which no Market Disruption Event is existing with respect to such index contract; provided that, if a Market Disruption Event has occurred with respect to such index contract on each of the three consecutive Trading Days immediately succeeding any

Determination Date, the Calculation Agent will determine the price of such index contract for such Determination Date on such third succeeding Trading Day for such Underlying Commodity Index by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price.  If such quotations are provided as requested, the price of the relevant index contract for the relevant Determination Date will be the arithmetic mean of such quotations.  Quotations of Morgan Stanley & Co. LLC (“MS & Co.”), Morgan Stanley Capital Group Inc. (“MSCG”) or any of their affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the quotes obtained.  If fewer than three quotations are provided as requested, the price of the relevant index contract for the relevant Determination Date will be determined by the Calculation Agent in its sole discretion (acting in good faith) taking into account any information that it deems relevant. In calculating the Index Closing Value in the circumstances described in this paragraph, the Calculation Agent will use the formula for calculating the relevant Underlying Commodity Index last in effect prior to the Determination Date; provided that if the relevant Market Disruption Event is due to a Material Change in Formula, the Calculation Agent will use the formula last in effect prior to that Market Disruption Event.

Market Disruption Event
Market Disruption Event means, with respect to each Underlying Commodity Index or any index contract underlying such Underlying Commodity Index, any of a Price Source Disruption, Trading Disruption, Disappearance of Commodity Reference Price, Tax Disruption, Material Change in Formula or Material Change in Content, in each case, as determined by the Calculation Agent.

Price Source Disruption
Price Source Disruption means (a) with respect to each Underlying Commodity Index, either (i) the temporary failure of the relevant Index Publisher to announce or publish the official settlement price of such Underlying Commodity Index (or the price of any Successor Index, if applicable) or the information necessary for determining such price (or the price of any Successor Index, if applicable) or (ii) the temporary discontinuance or unavailability of such Underlying Commodity Index, and (b) with respect to any Index Contract underlying such Underlying Commodity Index, the temporary or permanent failure of any Relevant Exchange to announce or publish the relevant price for such Index Contract.

Disappearance of Commodity
Reference Price
Disappearance of Commodity Reference Price means (a) with respect to each Underlying Commodity Index, the disappearance or permanent discontinuance or unavailability of the official settlement price of such Underlying Commodity Index, notwithstanding the availability of the price source or the status of trading in the Index Contracts or futures contracts related to the Index Contracts underlying such Underlying Commodity Index, and (b) with respect to any Index Contract underlying such Underlying Commodity Index, either (i) the failure of trading to commence, or the permanent discontinuance of trading, in such Index Contract or futures contracts related to such Index Contract on the Relevant Exchange for such Index Contract or (ii) the disappearance of, or of trading in, such Index Contract.

For purposes of this definition, a discontinuance of publication of any Underlying Commodity Index will not be a Disappearance of Commodity Reference Price if MSCG has selected a Successor Index for such Underlying Commodity Index in accordance with “—Discontinuance of an Underlying Commodity Index; Alteration of Method of Calculation.”

Trading Disruption
Trading Disruption means, with respect to any Index Contract underlying any Underlying Commodity Index, the material suspension of, or the material limitation imposed on, trading in an Index Contract or futures contracts related to such Index Contract on the Relevant Exchange for such Index Contract.

Material Change in Formula
Material Change in Formula means the occurrence since the date of this pricing supplement of a material change in the formula for, or the method of calculating, the official settlement price of any Underlying Commodity Index.

Material Change in Content
Material Change in Content means the occurrence since the date of this pricing supplement of a material change in the content, composition or constitution of any Underlying Commodity Index or relevant futures contracts.

Tax Disruption
With respect to any index contract underlying any Underlying Commodity Index, Tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, such index contract (other than a tax on, or measured by reference to overall gross or net income) by any government or taxation authority after the date of this pricing supplement, if the direct effect of such imposition, change or removal is to raise or lower the price of such index contract on any day that would otherwise be a Determination Date from what it would have been without that imposition, change or removal.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Index Business Day
With respect to each Underlying Commodity Index, any day on which the official settlement price of such Underlying Commodity Index is scheduled to be published by the relevant Index Publisher or its successor.

Relevant Exchange
With respect to each Underlying Commodity Index, Relevant Exchange means the principal exchange or trading market for any contract or commodity then included in such Underlying Commodity Index or any Successor Index.

Trading Day
With respect to each Underlying Commodity Index, Trading Day means a day, as determined by the Calculation Agent, that is a day on which the Relevant Exchange is open for trading during its regular trading session, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time.

Discontinuance of any Underlying Commodity
Index; Alteration of Method of Calculation
If, following the Original Issue Date, any Index Publisher discontinues publication of any Underlying Commodity Index and the Index Publisher for such Underlying Commodity Index or another entity (including MSCG or MS & Co.) publishes a successor or substitute index that MSCG, as the Calculation Agent, determines, in its sole discretion, to be comparable to such discontinued Underlying Commodity Index (such index being referred to herein as a “Successor Index”), then any subsequent Index Closing Value for the affected Underlying Commodity Index will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on the Index Business Day that any Index Closing Value is to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Securities, within three Business Days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If, following the Original Issue Date, any Index Publisher ceases to publish any Underlying Commodity Index and no other entity undertakes to publish a commodity index using the same methods of computation and the same composition of futures contracts as in effect immediately prior to such cessation, then the Index Closing Value for such Underlying Commodity Index will be calculated by the Calculation Agent in accordance with the formula used to calculate such Underlying Commodity Index and composition of the futures contracts of such Underlying Commodity Index on the last day on which such Underlying Commodity Index was published.

If any Index Publisher changes its method of calculating any Underlying Commodity Index in any material respect that the Calculation Agent determines, in its sole discretion, not to be a Material Change in Formula, the Calculation Agent may make adjustments necessary in order to arrive at a calculation of value comparable to such Underlying Commodity Index as if such changes or modifications had not been made and calculate any Index Closing Value for the affected Underlying Commodity Index in accordance with such adjustments.  Notwithstanding these alternative arrangements, discontinuance of the publication of such Underlying Commodity Index may adversely affect the value of the Securities.

Book Entry Note or
Certificated Note
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation

Agent	MS & Co.

Calculation Agent	MSCG and its successors.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Contingent Quarterly Coupon, the Early Redemption Payment and the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities, if any, will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Index Values, the Downside Threshold Levels, the Redemption Threshold Levels, the Final Index Values, the Index Closing Values on each Determination Date, the Contingent Quarterly Coupon, if any, due to you with respect to each Determination Date, whether the Securities will be redeemed following any Determination Date, whether a Market Disruption Event has occurred, and, if the Securities are not redeemed prior to maturity, the amount of cash, if any, you will receive at maturity.  See “—Discontinuance of an Underlying Commodity Index; Alteration of Method of Calculation” and “––Market Disruption Event.”  MSCG is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.  See also “Risk Factors––The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.”

Alternate Exchange Calculation
in Case of an Event of Default
If an Event of Default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities.  That cost will equal:

•	the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking.  If either party obtains a quotation, it must notify the other party in writing of the quotation.  The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period.  With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an Event of Default as described above, we will, or will cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third Business Day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above.  If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two Business Day objection period have not ended before the final Determination Date, then the Acceleration Amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Information About the Underlying
Commodity Indices
We have derived all information contained in this pricing supplement regarding the Underlying Commodity Indices, including, without limitation, their make-up, method of calculation and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, the relevant Index Publisher. The SPGCCLP Index and the SPGCGRP Index were developed, and are calculated, maintained and published by S&P. The BCOMSO Index was developed, and is calculated, maintained and published by Bloomberg.

The S&P GSCI™ Crude Oil Index and
the S&P GSCI™ Grains Index
The SPGCCLP Index and the SPGCGRP Index are each subindices of the S&P GSCITM-ER.  They represents only the crude oil and grains components, respectively, of the S&P GSCITM-ER. The values of the SPGCCLP Index and the SPGCGRP Index on any given day are calculated in the same manner as the S&P GSCITM-ER except that (i) the daily contract reference prices, the contract production weight (“CPW”) and roll weights used in performing such calculations are limited to the crude oil or grains futures contracts included in the SPGCCLP Index and the SPGCGRP Index, respectively; and (ii) each of the SPGCCLP Index and the SPGCGP Index has a separate normalizing constant.

The S&P GSCITM-ER

The S&P GSCITM-ER is a world production-weighted index that is designed to reflect the relative significance of each of the underlying commodities in the world economy.  The S&P GSCITM-ER represents the return of a portfolio of commodity futures contracts included in the S&P GSCITM, the composition of which, on any given day, reflects the CPW and “roll weights” of the contracts included in the S&P GSCITM (discussed below).

Value of the S&P GSCITM-ER

The value of the S&P GSCI™-ER on any given day is equal to the product of (i) the value of the S&P GSCI™-ER on the immediately preceding day multiplied by (ii) one plus the contract daily return on the day on which the calculation is made.  The value of the S&P GSCI™-ER is indexed to a normalized value of 100 on January 2, 1970.

Contract Daily Return

The contract daily return on any given day is equal to the sum, for each of the commodities included in the S&P GSCI™, of the applicable daily contract reference price on the relevant contract multiplied by the appropriate CPW and the appropriate “roll weight,” divided by the total dollar weight of the S&P GSCI™ on the preceding day, minus one.

The total dollar weight of the S&P GSCI™ is the sum of the dollar weight of each of its underlying commodities.  The dollar weight of each such commodity on any given day is equal to (i) the daily contract reference price, (ii) multiplied by the appropriate CPWs and (iii) during a roll period, the appropriate “roll weights” (discussed below).

The daily contract reference price used in calculating the dollar weight of each commodity on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the exchange is closed or otherwise fails to publish a daily contract reference price on that day.  In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of S&P, reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided that, if the price is not made available or corrected by 4:00 P.M. Eastern time, S&P may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the relevant S&P GSCI™ calculation.

The “roll weight” of each commodity reflects the fact that the positions in contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration.  Since the S&P GSCI™ is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the S&P GSCI™ also takes place over a period of days at the beginning of each month (referred to as the “roll period”).  On each day of the roll period, the “roll weights” of the first nearby contract expirations on a particular commodity and the more distant contract expiration into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the S&P GSCI™ is gradually shifted from the first nearby contract expiration to the more distant contract expiration.

If any of the following conditions exists on any day during a roll period, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist: (i) no daily contract reference price is available for a given contract expiration; (ii) any such price represents the maximum or minimum price for such contract month, based on exchange price limits; (iii) the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 P.M., Eastern time (in such event, S&P may determine a daily contract reference price and complete the relevant portion of the roll based on such price, but must revise the portion of the roll if the trading facility publishes a price before the opening of trading on the next day); or (iv) trading in the relevant contract terminates prior to its scheduled closing time.

If any of these conditions exist throughout the roll period, the roll will be effected in its entirety on the next day on which such conditions no longer exist.

The S&P GSCITM

The S&P GSCI™ is an index on a production-weighted basket of principal non-financial commodities (i.e., physical commodities) that satisfy specified criteria.  The S&P GSCI™ is designed to be a measure of the performance over time of the markets for these commodities.  The only commodities represented in the S&P GSCI™ are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries.  The commodities included in the S&P GSCI™ are weighted, on a production basis, to reflect the relative significance (in the view of S&P, in consultation with the Index Committee and the Commodity Index Advisory Panel, as described below) of such commodities to the world economy. The fluctuations in the value of the S&P GSCI™ are intended generally to correlate with changes in the prices of such physical commodities in global markets. The S&P GSCI™ was established in 1991 and has been normalized such that its hypothetical level on January 2, 1970 was 100.  Futures contracts on the S&P GSCI™, and options on such futures contracts, are currently listed for trading on the Chicago Mercantile Exchange.

Set forth below is a summary of the composition of and the methodology currently used to calculate the S&P GSCI™.  The methodology for determining the composition and weighting of the S&P GSCI™ and for calculating its value is subject to modification in a manner consistent with the purposes of the S&P GSCI™, as described below.  S&P makes the official calculations of the S&P GSCI™.

The Index Committee established by S&P to assist it in connection with the operation of the S&P GSCI™ generally meets once each year to discuss the composition of the S&P GSCI™.  The Commodity Index Advisory Panel has an advisory role and cannot bind the Index Committee to any changes.  The Commodity Index Advisory Panel meets at least annually to discuss market developments and potential changes to the S&P GSCI™.

On July 2, 2012, The McGraw-Hill Companies, Inc. (“McGraw-Hill”), the owner of the S&P Indices business, and CME Group Inc. (“CME Group”), the 90% owner of the CME Group and Dow Jones & Company, Inc. joint venture that owns the Dow Jones Indexes business, launched a new joint venture, S&P Dow Jones Indices LLC, which owns the S&P Indices business and the Dow Jones Indexes business, including the S&P GSCI™ Indices.

Composition of the S&P GSCI™

In order to be included in the S&P GSCI™ a contract must satisfy the following eligibility criteria:

•	The contract must be in respect of a physical commodity and not a financial commodity.

•
The contract must (a) have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future; and (b) at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement; and (c) be traded on a trading facility which allows market participants to execute spread transactions, through a single order entry, between the pairs of contract expirations included in the S&P GSCI™ that, at any given point in time, will be involved in rolls to be effected pursuant to the S&P GSCI™.

•
The commodity must be the subject of a contract that is (a) denominated in U.S. dollars and (b) traded on or through an exchange, facility or other platform (referred to as a trading facility) that has its principal place of business or operations in a country which is a member of the Organization for Economic Cooperation and Development and that meets other criteria relating to the availability of market price quotations and trading volume information, acceptance of bids and offers from multiple participants or price providers and accessibility by a sufficiently broad range of participants.

•
The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the daily contract reference price) generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion in the S&P GSCI™.

•
At and after the time a contract is included in the S&P GSCI™, the daily contract reference price for such contract must be published between 10:00 AM. and 4:00 P.M., Eastern time, on each business day relating to such contract by the trading facility on or through which it is traded.

•
For a contract to be eligible for inclusion in the S&P GSCI™, volume data with respect to such contract must be available for at least the three months immediately preceding the date on which the determination is made.

•	Contracts must also satisfy volume trading requirements and certain percentage dollar weight requirements to be eligible for inclusion in the S&P GSCI™.

•
The contracts currently included in the S&P GSCI™ are all futures contracts traded on the NYMEX, the ICE Futures, the Chicago Mercantile Exchange, the Chicago Board of Trade, the Coffee, Sugar & Cocoa Exchange, Inc., the New York Cotton Exchange, the Kansas City

Board of Trade, the Commodities Exchange, Inc. and the LME.

Calculation of the S&P GSCI™

The value of the S&P GSCI™ on any given day is equal to the total dollar weight of the S&P GSCI™ divided by a normalizing constant that assures the continuity of the S&P GSCI™ over time.

Contract Expirations

Because the S&P GSCI™ is composed of actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations.”  The contract expirations included in the S&P GSCI™ for each commodity during a given year are designated by S&P, provided that each such contract must be an “active contract.”  An “active contract” for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry.

If a trading facility deletes one or more contract expirations, the S&P GSCI™ will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by S&P.  If a trading facility ceases trading in all contract expirations relating to a particular contract, S&P may designate a replacement contract on the commodity.  The replacement contract must satisfy the eligibility criteria for inclusion in the S&P GSCI™.  To the extent practicable, the replacement will be effected during the next monthly review of the composition of the S&P GSCI™.

License Agreement between S&P
and Morgan Stanley
S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Underlying Commodity Index, which is owned and published by S&P, in connection with securities, including the Securities.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The Securities are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. (including its affiliates) (S&P, with its affiliates, are referred to as the “Corporations”).  The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Securities.  The Corporations make no representation or warranty, express or implied, to the holders of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly, or the ability of the Underlying Commodity Index to track general agricultural commodity market performance.  The Corporations’ only relationship to us (the “Licensee”) is in the licensing of the Underlying Commodity Index and S&P® trademarks or service marks and certain trade names of the Corporations and the use of the Underlying Commodity Index which is determined, composed and calculated by S&P without regard to the Licensee or the Securities.  S&P has no obligation to take the needs of the Licensee or the owners of the Securities into consideration in determining, composing or calculating the Underlying Commodity Index.  The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash.  The Corporations have no liability in connection with the administration, marketing or trading of the Securities.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN.  THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®,” “S&P®” and “S&P GSCITM” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The Securities have not been passed on by the Corporations as to their legality or suitability.  The Securities are not issued, endorsed, sold or promoted by the Corporations. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE SECURITIES.

The Bloomberg Softs Subindex
The BCOMSO Index is a subindex of the Bloomberg Commodity IndexSM.   It represents only the softs components of the Bloomberg Commodity IndexSM.  The values of the BCOMSO Index on any given day are calculated in the same manner as the Bloomberg Commodity IndexSM.

The Bloomberg Commodity IndexSM

The Bloomberg Commodity IndexSM, formerly known as the Dow Jones-UBS Commodity IndexSM, is currently composed of 22 exchange-traded futures contracts on 20 physical commodities, and reflects the return of underlying commodity futures price movements only.  It is quoted in U.S. dollars and appears on Reuters Page “BCOM.”

We have derived all information contained in this pricing supplement regarding the Bloomberg Commodity IndexSM, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  Such information reflects the policies of, and is subject to change by, Bloomberg Finance L.P. (“Bloomberg”) and UBS Securities LLC (“UBS”).

The Bloomberg Commodity IndexSM reflects the returns that are potentially available through an unleveraged investment in the futures contracts on physical commodities comprising the Bloomberg Commodity IndexSM.  The value of the Bloomberg Commodity IndexSM is computed on the basis of hypothetical investments in the basket of commodities that make up the Bloomberg Commodity IndexSM.

Overview

The Bloomberg Commodity IndexSM, formerly known as the Dow Jones-UBS Commodity IndexSM, was introduced in July 1998 to provide a unique, diversified and liquid benchmark for commodities as an asset class.  The Bloomberg Commodity IndexSM currently is composed of the prices of 22 exchange-traded futures contracts on 20 physical commodities.  An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price.  The commodities included in the Bloomberg Commodity IndexSM for 2015 are: aluminum, coffee, copper, corn, cotton, crude oil (WTI and Brent), gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybean meal, soybean oil, soybeans, sugar, unleaded gasoline, wheat (Chicago and KC HRW) and zinc.  Futures contracts on the Bloomberg Commodity IndexSM are currently listed for trading on the Chicago Board of Trade (“CBOT”).

The Bloomberg Commodity IndexSM is a proprietary index that Bloomberg calculates.  The methodology for determining the composition and weighting of the Bloomberg Commodity IndexSM and for calculating its value is subject to modification by Bloomberg at any time.

On July 1, 2014, Bloomberg became responsible for the governance, calculation, distribution and licensing of the Bloomberg Commodity IndexSM.  The Bloomberg Commodity IndexSM was renamed from the Dow Jones–UBS Commodity IndexSM to the Bloomberg Commodity IndexSM and the ticker changed from “DJUBS” to “BCOM.”  UBS has maintained its ownership, but will have no role in any aspect of index governance or calculation.  Currently, Bloomberg does not expect to make any material alteration to the calculation methodology of the Bloomberg Commodity IndexSM.

The Bloomberg Commodity IndexSM Oversight Committee

The Bloomberg Commodity IndexSM Oversight Committee (the “Committee”) assists Bloomberg in connection with the operation of the Bloomberg Commodity IndexSM.  The Committee includes senior representatives from various Bloomberg business units.  Questions and issues relating to the application and interpretation of the index methodology and calculations during periods of extraordinary circumstances in particular will be resolved or determined by the Committee, unless circumstances do not permit convening of a meeting of the Committee for its decision.  In such circumstances, any such questions and calculations will be resolved or determined by Bloomberg in consultation, if practicable, with UBS.

Additionally, an external index advisory committee will convene to provide Bloomberg with guidance and feedback from the investment community on index products and processes.

As described in more detail below, the Bloomberg Commodity IndexSM is reweighted and rebalanced each year in January on a price-percentage basis.  The annual weightings for the Bloomberg Commodity IndexSM are determined each year in June by Bloomberg.  Following the Committee’s annual meeting in June or July, the annual weightings are publicly announced in July.

Composition of the Bloomberg Commodity IndexSM

Commodities Available For Inclusion in the Bloomberg Commodity IndexSM

With the exception of several metals contracts (aluminum, lead, tin, nickel and zinc) that trade on the London Metal Exchange (“LME”), each of the commodities with the potential for inclusion in the Bloomberg Commodity IndexSM is the subject of a futures contract that trades on a U.S. exchange.

The 24 potential commodities currently are aluminum, cocoa, coffee, copper, corn, cotton, crude oil (WTI and Brent), gold, heating oil, lead, lean hogs, live cattle, natural gas, nickel, platinum, silver, soybean meal, soybean oil, soybeans, sugar, tin, unleaded gasoline, wheat (Chicago and KC HRW) and zinc.

The 20 commodities underlying the Bloomberg Commodity IndexSM selected for 2015 are as follows: aluminum, coffee, copper, corn, cotton, crude oil (WTI and Brent), gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybean meal, soybean oil, soybeans, sugar, unleaded gasoline, wheat (Chicago and KC HRW) and zinc.

Designated Contracts for Each Commodity

A futures contract known as a Designated Contract is selected for each commodity.  With the exception of several LME contracts, where the Committee believes that there exists more than one futures contract with sufficient liquidity to be chosen as a

Designated Contract for a commodity, the Committee selects the futures contract that is traded in North America and denominated in dollars.  If more than one such contract exists, the Committee selects the most actively traded contract.  Data concerning this Designated Contract will be used to calculate the Bloomberg Commodity IndexSM.  The termination or replacement of a futures contract on an established exchange occurs infrequently; if a Designated Contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace that Designated Contract.

The composition of the Bloomberg Commodity IndexSM is recalculated by Bloomberg in June of each year, under the supervision of the Committee, taking into account the relative liquidity and production percentages for each commodity designated for potential inclusion in the Bloomberg Commodity IndexSM.

Commodity Groups

For purposes of applying the diversification rules discussed above and below, the commodities available for inclusion in the Bloomberg Commodity IndexSM are assigned to “Commodity Groups.”  The Commodity Groups, and the commodities currently included in each Commodity Group, are as follows:
Commodity Group	Commodity
Energy:	Crude Oil
Heating Oil
Natural Gas
Unleaded Gasoline
Precious Metals:	Gold
Platinum
Silver
Industrial Metals:	Aluminum
Copper
Lead
Nickel
Tin
Zinc
Livestock:	Lean Hogs
Live Cattle
Grains:	Corn
Soybean Meal
Soybean Oil
Soybeans
Wheat
Softs:	Cocoa
Coffee
Cotton
Sugar

Annual Reweightings and Rebalancings of the Bloomberg Commodity IndexSM

The Bloomberg Commodity IndexSM is reweighted and rebalanced each year in January on a price-percentage basis.  The annual weightings for the Bloomberg Commodity IndexSM are determined each year in June by Bloomberg under the supervision of the Committee, announced in July and implemented the following January.

Determination of Relative Weightings

The relative weightings of the component commodities included in the Bloomberg Commodity IndexSM are determined annually according to both liquidity and dollar-adjusted production data in 2/3 and 1/3 shares, respectively.  Each June, for each commodity designated for potential inclusion in the Bloomberg Commodity IndexSM, liquidity is measured by the Commodity Liquidity Percentage (“CLP”) and production by the Commodity Production Percentage (“CPP”).  The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the historic dollar value of the Designated Contract for that commodity, and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the Bloomberg Commodity IndexSM.  The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic dollar value of the Designated Contract, and dividing the result by the sum of such production figures for all the commodities which were designated for potential inclusion in the Bloomberg Commodity IndexSM.  The CLP and the CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage (“CIP”) for each commodity.  This CIP is then adjusted in accordance with certain diversification rules in order to determine the commodities which will be included in the Bloomberg Commodity IndexSM (the “Index Commodities”) and their respective percentage weights.

The Bloomberg Commodity IndexSM is designed to provide diversified exposure to commodities as an asset class.  To ensure that no single commodity or commodity sector dominates the Bloomberg Commodity IndexSM, the following diversification rules are applied to the annual reweighting and rebalancing of the Bloomberg Commodity IndexSM as of January of the applicable year:

•	No related group of commodities designated as a “Commodity Group” e.g., energy, precious metals, livestock, or grains) may constitute more than 33% of the Bloomberg Commodity IndexSM.

•	No single commodity may constitute more than 15% of the Bloomberg Commodity IndexSM.

•	No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the Bloomberg Commodity IndexSM.

•	No single commodity that is in the Bloomberg Commodity IndexSM may constitute less than 2% of the Bloomberg Commodity IndexSM.

Following the annual reweighting and rebalancing of the Bloomberg Commodity IndexSM in January, the percentage of any single commodity or group of commodities at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentages set forth above.

Commodity Index Multipliers

Following application of the diversification rules discussed above, CIPs are incorporated into the Bloomberg Commodity IndexSM by calculating the new unit weights for each Index Commodity.  Towards the beginning of each new calendar year (the “CIM Determination Date”), the CIPs, along with the settlement values on that date for Designated Contracts included in the Bloomberg Commodity IndexSM, are used to determine a “Commodity Index Multiplier” or “CIM” for each Index Commodity.  This CIM is used to achieve the percentage weightings of the Index Commodities, in dollar terms, indicated by their respective CIPs.  After the CIMs are calculated, they remain fixed throughout the year.  As a result, the observed price percentage of each Index Commodity will float throughout the year, until the CIMs are reset the following year based on new CIPs.

Calculations

The Bloomberg Commodity IndexSM is calculated by Bloomberg by applying the impact of the changes to the futures prices of commodities included in the Bloomberg Commodity IndexSM (based on their relative weightings).  Once the CIMs are determined as discussed above, the calculation of the Bloomberg Commodity IndexSM is a mathematical process whereby the CIMs for the Index Commodities are multiplied by the prices in U.S. dollars for the applicable Designated Contracts.  These products are then summed.  The percentage change in this sum is then applied to the prior Index value to calculate the current Index value.

The Bloomberg Commodity IndexSM is a Rolling Index

The Bloomberg Commodity IndexSM is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for the delivery of the underlying physical commodity.  In order to avoid delivering the underlying physical commodities and to maintain exposure to the underlying physical commodities, periodically futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased.  The rollover for each contract occurs over a period of five Index Business Days each month according to a pre-determined schedule.  This process is known as “rolling” a futures position.  The Bloomberg Commodity IndexSM is, therefore, a “rolling index.”

Index Calculation Events

From time to time, disruptions can occur in trading futures contracts on various commodity exchanges.  The daily calculation of the Bloomberg Commodity IndexSM will be adjusted in the event that Bloomberg determines that any of the following index calculation events exists:

•	the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the Bloomberg Commodity IndexSM on that day,

•	the settlement value of any futures contract used in the calculation of the Bloomberg Commodity IndexSM reflects the maximum permitted price change from the previous day’s settlement value,

•	the failure of an exchange to publish official settlement values for any futures contract used in the calculation of the Bloomberg Commodity IndexSM, or

•	with respect to any futures contract used in the calculation of the Bloomberg Commodity IndexSM that trades on the LME, a business day on which the LME is not open for trading.

License Agreement between Bloomberg
and Morgan Stanley
Bloomberg and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Bloomberg Commodity Index, which is published by Bloomberg, in connection with securities, including the Securities.

The license agreement between Bloomberg and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

“Bloomberg®”, “Bloomberg Commodity IndexSM” are service marks of Bloomberg and have been licensed for use for certain purposes by MSCG.  Neither Bloomberg nor UBS Securities LLC and its affiliates (collectively, “UBS”) are affiliated with MSCG, and Bloomberg and UBS do not approve, endorse, review, or recommend the Securities.  Neither Bloomberg nor UBS guarantees the timeliness, accurateness, or completeness of any data or information relating to the Securities.

The Securities are not sponsored, endorsed, sold or promoted by Bloomberg, UBS AG, UBS Securities LLC (“UBS Securities”) or any of their subsidiaries or affiliates.  None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparties to the Securities or any member of the public regarding the advisability of investing in securities or commodities generally or in the Securities.  The only relationship of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates to the Licensee is the licensing of certain trademarks, trade names and service marks and of the Bloomberg Commodity IndexSM, which is determined, composed and calculated by Bloomberg in conjunction with UBS Securities without regard to MSCG, the Index or the Securities.  Bloomberg and UBS Securities have no obligation to take the needs of MSCG or the owners of the Securities into consideration in determining, composing or calculating Bloomberg Commodity IndexSM.  None of Bloomberg, UBS AG, UBS Securities or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Securities or in the determination or calculation of the equation by which the Securities are to be converted into cash.  None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, in connection with the administration, marketing or trading of the Securities.  Notwithstanding the foregoing, UBS AG, UBS Securities and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the Securities, but which may be similar to and competitive with the Securities.  In addition, UBS AG, UBS Securities and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Bloomberg Commodity IndexSM and Bloomberg Commodity Index Total RetumSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures.  It is possible that this trading activity will affect the value of the Bloomberg Commodity IndexSM, the Index or the Securities.

This pricing supplement relates only to the Securities and does not relate to the exchange-traded physical commodities underlying any of the Bloomberg Commodity lndexSM components.  Purchasers of the Securities should not conclude that the inclusion of a futures contract in the Bloomberg Commodity lndexSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates.  The information in this pricing supplement regarding the Bloomberg Commodity lndexSM components has been derived solely from publicly available documents.  None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Bloomberg Commodity IndexSM components in connection with the Index.  None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Bloomberg Commodity lndexSM components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE BLOOMBERG COMMODITY INDEXSM OR ANY DATA RELATED THERETO AND NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN.  NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MSCG, HOLDERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE BLOOMBERG COMMODITY INDEXSM OR ANY DATA RELATED THERETO.  NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE BLOOMBERG COMMODITY INDEXSM OR ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG BLOOMBERG, UBS SECURITIES AND MSCG, OTHER THAN UBS AG.

Historical Information
The following tables set forth the published high and low Index Closing Values, as well as end-of-quarter Index Closing Values, of each Underlying Commodity Index for each quarter in the period from January 1, 2010 through April 30, 2015.  The related graphs show the daily Index Closing Values for each Underlying Commodity Index in the same period.  The Index Closing Value of the SPGCCLP Index on April 30, 2015 was 297.3421, the Index Closing Value of the SPGCGRP Index on April 30, 2015 was 30.44215 and the Index Closing Value of the BCOMSO Index on April 30, 2015 was 45.3976.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.  The Index Closing Values on each Determination Date will be determined with reference to the official settlement price of each Underlying Commodity Index, as determined pursuant to “––Index Closing Value” above, rather than the prices published by Bloomberg Financial Markets on each such date.  The historical performance of each Underlying Commodity Index set out in the tables and graphs below should not be taken as an indication of their future performance, and no assurance can be given as to the Index

Closing Value of any Underlying Commodity Index on any of the Determination Dates. If the Securities are not automatically redeemed prior to maturity and if any Underlying Commodity Index has declined to below its respective Downside Threshold Level, you will lose a significant portion or all of your initial investment at maturity. We cannot give you any assurance that the Securities will be redeemed prior to maturity, or that, if the Securities are not redeemed, the Final Index Value of each Underlying Commodity Index will be at or above its respective Downside Threshold Level so that at maturity you will not lose a significant portion or all of your investment. The Underlying Commodity Indices may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen.

S&P GSCI™ Crude Oil Index - Excess Return
High and Low Index Closing Values and
End-of-Quarter Index Closing Values
January 1, 2010 through April 30, 2015
	High	Low	Period End
2010
First Quarter	580.7973	494.2745	575.7510
Second Quarter	596.9223	444.4116	480.7402
Third Quarter	521.3389	449.7758	494.2388
Fourth Quarter	553.5523	490.9833	552.7660
2011
First Quarter	607.1437	503.8268	607.1437
Second Quarter	644.4647	506.8806	533.7882
Third Quarter	556.0875	438.3955	438.3955
Fourth Quarter	567.1342	418.8559	545.2173
2012
First Quarter	601.9905	530.5137	562.3674
Second Quarter	576.7051	419.0127	458.2227
Third Quarter	529.9358	451.6967	491.8431
Fourth Quarter	493.3903	448.5244	481.9584
2013
First Quarter	511.6316	468.0970	502.6795
Second Quarter	505.8752	448.0953	495.0573
Third Quarter	572.0864	502.3888	533.9717
Fourth Quarter	543.2078	480.0819	510.6378
2014
First Quarter	545.7297	475.5971	530.6062
Second Quarter	571.2074	520.3681	563.4010
Third Quarter	563.2406	496.6154	498.5767
Fourth Quarter	497.7563	293.2265	293.2265
2015
First Quarter	293.2265	232.6960	245.1058
Second Quarter (through April 30, 2015)	297.3421	253.0357	297.3421

S&P GSCI™ Crude Oil Index - Excess Return Daily Index Closing Values

January 1, 2010 through April 30, 2015

* The red solid line in the graph indicates the hypothetical Downside Threshold Level of 237.87368, which is 80% of the Initial Index Value and the black solid line in the graph indicates the hypothetical Redemption Threshold Level of 282.474995, which is 95% of the Initial Indes Value.

S&P GSCI™ Grains Index - Excess Return
High and Low Index Closing Values and
End-of-Quarter Index Closing Values
January 1, 2010 through April 30, 2015

	High	Low	Period End
2010
First Quarter	39.50198	31.89145	31.89145
Second Quarter	34.23139	30.38142	31.80267
Third Quarter	43.72429	32.64124	41.59548
Fourth Quarter	49.69650	39.74391	49.69650
2011
First Quarter	54.53091	44.55464	50.30385
Second Quarter	53.56245	43.59685	43.59685
Third Quarter	51.47217	40.02853	40.02853
Fourth Quarter	43.06019	37.50047	41.68506
2012
First Quarter	43.56852	38.68751	42.75647
Second Quarter	46.67074	38.72054	46.67074
Third Quarter	58.61347	46.67074	54.59261
Fourth Quarter	54.34094	48.10894	48.40448
2013
First Quarter	50.34511	46.15616	46.15616
Second Quarter	47.71626	43.90265	43.90265
Third Quarter	45.23742	40.29050	41.49687
Fourth Quarter	42.32792	38.65174	38.65174
2014
First Quarter	44.87788	37.43149	44.87788
Second Quarter	46.26719	38.56674	38.56674
Third Quarter	38.23993	29.93304	29.93304
Fourth Quarter	37.22836	30.00177	35.11379
2015
First Quarter	35.69499	31.40746	31.95512
Second Quarter (through April 30, 2015)	32.94562	30.34396	30.44215

S&P GSCI™ Grains Index - Excess Return Daily Index Closing Values

January 1, 2010 through April 30, 2015

* The red solid line in the graph indicates the hypothetical Downside Threshold Level of 24.35372, which is 80% of the Initial Index Value and the black solid line in the graph indicates the hypothetical Redemption Threshold Level of 28.9200425, which is 95% of the Initial Indes Value.

Bloomberg Softs Subindex
High and Low Index Closing Values and
End-of-Quarter Index Closing Values
January 1, 2010 through April 30, 2015

	High	Low	Period End
2010
First Quarter	63.2183	53.5916	53.5916
Second Quarter	57.3107	49.5956	55.9952
Third Quarter	74.4419	54.8373	71.2295
Fourth Quarter	101.0372	68.2777	97.9613
2011
First Quarter	115.5754	94.3564	106.3807
Second Quarter	108.0541	92.6886	98.3512
Third Quarter	103.4855	88.3306	89.5252
Fourth Quarter	95.3356	80.9571	84.2280
2012
First Quarter	88.0152	79.9280	82.3722
Second Quarter	82.5172	65.3794	72.5853
Third Quarter	79.9052	68.0913	70.2016
Fourth Quarter	73.6339	63.5619	65.3108
2013
First Quarter	66.3194	62.7552	63.2090
Second Quarter	63.5176	57.4385	57.8714
Third Quarter	60.0593	56.0025	58.4109
Fourth Quarter	59.9438	53.0988	54.2651
2014
First Quarter	69.7993	51.8180	65.8458
Second Quarter	69.4555	60.3569	61.2891
Third Quarter	60.6975	52.6184	55.3989
Fourth Quarter	59.8802	48.7684	48.7684
2015
First Quarter	51.2981	42.0498	42.0839
Second Quarter (through April 30, 2015)	45.5160	42.8436	45.3976

Bloomberg Softs Subindex Daily Index Closing Values

January 1, 2010 through April 30, 2015

* The red solid line in the graph indicates the hypothetical Downside Threshold Level of 36.31808, which is 80% of the Initial Index Value and the black solid line in the graph indicates the hypothetical Redemption Threshold Level of 43.12772, which is 95% of the Initial Indes Value.

Use of Proceeds and Hedging
The proceeds we receive from the sale of the Securities will be used for general corporate purposes.  We will receive, in aggregate, $1,000 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions.  The costs of the Securities borne by you and described beginning on page 3 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities.

On or prior to the Pricing Date, we hedged our anticipated exposure in connection with the Securities by entering into hedging transactions with our subsidiaries and/or third party dealers.  We expect our hedging counterparties to have taken positions in the Underlying Commodity Indices or in swaps, futures or options contracts on the commodities that underlie the Underlying Commodity Indices.  Such purchase activity could have increased the Initial Index Value of an Underlying Commodity Index, and, as a result, could have increased (i) the Redemption Threshold Level for such Underlying Commodity Index, which is the level at or above which each Underlying Commodity Index must close on any Determination Date beginning on October 30, 2015 to but excluding the final Determination Date so that the Securities are redeemed prior to maturity for the Early Redemption Payment and (ii) the Downside Threshold Level for such Underlying Commodity Index, which is the level at or above which each Underlying Commodity Index must close on each Determination Date in order for you to earn a Contingent Quarterly Coupon, and, if the securities are not redeemed prior to maturity, in order for you to avoid being exposed to the negative performance of the Worst Performing Underlying Commodity Index at maturity.  Additionally, our hedging activities, as well as our other trading activities, during the term of the Securities could potentially affect the value of any Underlying Commodity Index on the Determination Dates, and,

accordingly, whether the Securities are automatically redeemed prior to maturity, whether we pay a Contingent Quarterly Coupon on the Securities and the amount of cash you receive at maturity, if any.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest
The Agent may distribute the securities through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. LLC, a fixed sales commission of $30 for each Security they sell.  In addition, Morgan Stanley Wealth Management will receive a structuring fee of $5 for each Security.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the Securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

We expect to deliver the Securities against payment therefor in New York, New York on May 5, 2015, which is the third scheduled Business Day following the date of this pricing supplement and of the pricing of the Securities.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities or the level of the Underlying Commodity Indices.  Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account.  The Agent must close out any naked short position by purchasing the Securities in the open market after the offering.  A naked short position in the Securities is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market prices or prevent or retard a decline in the market price of the Securities.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction in connection with this offering of the Securities. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities.  We will not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

In addition to the selling restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following selling restrictions also apply to the Securities:

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from

Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement, the accompanying prospectus supplement and the accompanying prospectus may not be publicly distributed in Mexico.

Validity of the Securities
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the Securities offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the Securities and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 19, 2014, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 19, 2014.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in these Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if these Securities are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of these Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the Securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any plan involved in the transaction and provided further that the plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving these Securities.

Because we may be considered a party in interest with respect to many plans, unless otherwise specified in the applicable prospectus supplement, these Securities may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Unless otherwise specified in the applicable prospectus supplement, any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of these Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such Securities on behalf of or with “plan assets” of any plan, or with any assets of a governmental or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these Securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

The Securities are contractual financial instruments.  The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities.  The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

(i)      the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii)     we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii)    any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)    our interests are adverse to the interests of the purchaser or holder; and

(v)     neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of these Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any of these Securities to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Securities by the account, plan or annuity.

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Securities, either directly or indirectly.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this document and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

•       purchase the Securities at their “issue price,” which will equal the first price at which a substantial amount of the Securities is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

•       hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•       certain financial institutions;
•       insurance companies;
•       certain dealers and traders in securities or commodities;

•       investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;
•       U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
•       partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
•       regulated investment companies;
•       real estate investment trusts;
•       tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
•       persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein.  We intend to treat a Security for U.S. federal income tax purposes as a single financial contract that provides for a coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting.  In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the Securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities).  Unless otherwise stated, the following discussion is based on the treatment of each Security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•       a citizen or individual resident of the United States;

•       a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•       an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Basis.  A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Tax Treatment of Coupon Payments.  Any coupon payment on the Securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Settlement of the Securities.  Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged, or settled.  For this purpose, the amount realized does not include any coupon paid at settlement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment.  Any such gain or loss recognized should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at the time of the sale, exchange or settlement, and should be short-term capital gain or loss otherwise.  The ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the Securities, could result in adverse tax consequences to holders of the Securities because the deductibility of capital losses is subject to limitations.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).  If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the Securities.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.   The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative federal income tax treatments of the Securities are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the Securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is for U.S. federal income tax purposes:

•       an individual who is classified as a nonresident alien;
•       a foreign corporation; or
•       a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•       a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•       certain former citizens or residents of the United States; or

•       a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Although significant aspects of the tax treatment of each Security are uncertain, we intend to withhold on any coupon paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision.  We will not be required to pay any additional amounts with respect to amounts withheld.  In order to claim an exemption from or a reduction in the 30% withholding tax, a Non-U.S. Holder of the Securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty.  If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the Securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty exemption, the Securities may be treated as U.S.-situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with any coupon payment and may be filed with the IRS in connection with the payment at maturity on the Securities and the payment of proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Legislation

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied.  An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements.  This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”).  Withholding (if applicable) applies to payments of

U.S.-source FDAP income and, for dispositions after December 31, 2016, to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends.  While the treatment of the Securities is unclear, you should assume that any coupon payment on the Securities will be subject to the FATCA rules.  It is also possible in light of this uncertainty that an applicable withholding agent will treat gross proceeds of a disposition (including upon retirement) of the Securities after 2016 as being subject to the FATCA rules.  If withholding applies to the Securities, we will not be required to pay any additional amounts with respect to amounts withheld.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Securities.

The discussion in the preceding paragraphs, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Securities.